Exhibit 10.44

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

THIRD-PARTY MANUFACTURING AGREEMENT

executed as of January 8, 2008 (hereinafter referred to as “Effective Date”) by and between

BARRIER THERAPEUTICS, INC., a business corporation organized under the laws of the State of Delaware, U.S.A., having its principal office at 600 College Road East, Suite 3200 Princeton, New Jersey 08540 (hereinafter referred to as “BARRIER”)

and

SANICO NV, a business corporation organized under the laws of Belgium, having its principal office at Veedijk 59, B-2300 Turnhout, (hereinafter referred to as “SANICO”).

WITNESSETH

WHEREAS, BARRIER wishes to have SANICO Manufacture certain of its pharmaceutical products; and

WHEREAS, SANICO has the manufacturing facilities, duly authorized by all competent authorities in Belgium, and has the capability and capacity to undertake the Manufacturing that is the subject hereof.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein expressed, the parties agree as follows:

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Article 1: Definitions

Each term defined below shall, for the purpose of this Agreement, have the following meaning unless the context otherwise clearly requires and the singular shall include the plural and vice versa:

1.	“Affiliate” shall mean, with respect to a given company, any company which owns or controls at least fifty per cent (50%) of the voting stock of such given company, or any other company at least fifty per cent (50%) of whose voting stock is owned by or controlled by such owning or controlling company or by the given company.

2.	“Bulk” shall mean the bulk melt extrudate as specified in Schedule A attached hereto.

3.	“cGMP” shall mean current Good Manufacturing Practices that are during the term of this Agreement applicable in (i) the United States; (ii) Europe; and (iii) in any other jurisdiction where Products are to be sold, provided that the Bulk delivered by BARRIER to SANICO hereunder meets then current Good Manufacturing Practices in such other jurisdiction.

4.	“Know-How” shall mean all secrets and technical and processing data, information and knowledge concerning the Bulk and/or the Product, including but not limited to Specifications, manufacturing instructions, quality control procedures and other like data in BARRIER’s possession, and which has been or shall be during the term of this Agreement disclosed by BARRIER to SANICO.

5.	“Manufacture”, or “Manufacturing” shall mean all steps and operations involved in the production of Products starting from Bulk, including testing of Bulk received, pharmaceutical formulation, packaging, labeling, in-process and quality control, release testing, and storage of the Products, Bulk and Materials, until delivery thereof to BARRIER or a party designated by BARRIER.

6.	“Materials” shall mean all inactive materials, ingredients, excipients etc., and all packaging and labeling components and materials, purchased by BARRIER directly, or acquired by SANICO with respect of BARRIER’s requirements and Specifications as the case may be, for use in the Manufacture of the Products.

7.	“Product” shall mean a finished pharmaceutical product containing Bulk as active ingredient alone or in combination with other active substances, manufactured as required by BARRIER pursuant to this Agreement, under Trademark and under BARRIER label, ready for administration and for use in human medicine in such dosages and presentations as specified in Schedule A attached hereto.

8.	“Replacement Value” with respect to Bulk, shall mean the out of pocket cost incurred by BARRIER, as evidenced by invoices or other reasonable documentation, in connection with the manufacture and delivery to SANICO of such Bulk, including without limitation, BARRIER’s cost for any active pharmaceutical ingredient incorporated into such Bulk and BARRIER’s cost to process such active pharmaceutical ingredient into bulk melt extrudate.

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9.	“Specifications” shall mean the specifications regarding the design, characteristics, quality and Manufacturing and testing of Product as set forth in the New Drug Application for the Product, or any applicable foreign equivalent.

10.	“Third Party” shall mean a person or entity other than BARRIER or SANICO or an Affiliate of either one.

11.	“Trademark” shall mean any trademark owned and registered by BARRIER or its Affiliate and used by SANICO in the Manufacture of the Products, as specified in Schedule A attached hereto.

Article 2: Undertaking

Subject to the terms and conditions of this Agreement, BARRIER desires that SANICO Manufacture Products, and hereby grants SANICO the right to use the Know-How for the sole purpose of SANICO performing its obligations under this Agreement, and SANICO agrees to Manufacture the Products, thereby using the Know How, in its own premises, for the exclusive purpose to deliver the Product to BARRIER or a party designated by BARRIER.

Article 3: Delegation

3.1.	SANICO shall Manufacture the Products in accordance with and subject to the terms and conditions as hereinafter set forth or as may hereafter be agreed to in writing by the Parties.

3.2.	Nothing herein shall, by implication or otherwise, be construed as granting to SANICO any license or authority to contract, subcontract or delegate to any Third Party the obligations or responsibilities undertaken by SANICO hereunder unless specifically agreed upon in writing.

3.3.	SANICO agrees to Manufacture the Products exclusively for BARRIER and for subsequent exclusive delivery of Products to BARRIER or a party designated by BARRIER and SANICO shall refrain from Manufacturing the Products for any Third Party.

Article 4: Equipment, Machinery and Location

SANICO agrees to provide, at its own cost and expense, all equipment, machinery and all labour necessary for the Manufacture of the Products and SANICO shall maintain such equipment and machinery in good condition. SANICO will only use such equipment and machinery that strictly complies with the quality requirements and Specifications provided by BARRIER.

Any intended change in manufacturing equipment, location of the manufacturing site or more in general any change in the manufacturing facilities that could impact on regulatory approval and/or quality concerning the Manufacture of the Products will be subject to BARRIER’s prior approval.

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Article 5: Supply of Bulk and Materials

5.1.	BARRIER shall supply, or cause to be supplied, to SANICO, without cost, the Bulk in such quantities as are necessary for the Manufacturing of the Products in accordance with the Program of Manufacture as laid down in Article 10.1 of this Agreement and all such Bulk shall be used by SANICO exclusively for the Manufacturing of the Product for BARRIER. All such Bulk shall at any stage of the Manufacturing be and remain BARRIER’s sole and exclusive property.

5.2.	SANICO shall buy the Materials in such quantities as are necessary for the Manufacturing of the Products in accordance with the Program of Manufacture as laid down in Article 10.1 of this Agreement. SANICO shall only buy and use the Materials in the Manufacturing of the Products, which strictly comply with the quality requirements and Specifications supplied by BARRIER and from sources approved in writing by BARRIER.

5.3.	SANICO shall be responsible for the quality, purity, identity and potency of the Bulk and the Materials used in the Manufacture of the Products pursuant to the procedures set forth in the Quality Agreement.

With respect to the Bulk supplied by BARRIER or a party designated by BARRIER, the above-mentioned responsibility of SANICO shall however only apply if the Bulk have first been inspected and approved by SANICO as laid down in Article 5.4 below, and any such inspection by SANICO is capable of detecting any defect in the Bulk.

5.4.	Before using the Bulk supplied by BARRIER or a party designated by BARRIER, SANICO shall inspect and test the Bulk for compliance with the agreed upon Specifications for such Bulk and for this purpose SANICO shall use the test procedures provided by BARRIER, copy of which, by way of approval, will be signed by both Parties, whereupon it will become part of the Agreement. SANICO will be responsible for conducting the necessary quality controls on Bulk and for observing the test procedures.

SANICO shall inform BARRIER in writing of any qualitative and/or quantitative shortcomings of the supplied Bulk with respect to the Specifications for such Bulk immediately after discovery, but not later than twenty (20) days following receipt of a shipment of Bulk.

In the event of a justifiable claim, BARRIER shall replace or cause to have replaced such quantities of Bulk in the shortest possible time and dispose of such defective Bulk at its own expense. Under no circumstances whatsoever shall all or any portion of the Bulk in question be returned to BARRIER without prior notice to Barrier and Barrier’s prior consent.

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SANICO shall not at any time be liable for any delay in deliveries of quantities of the Product, where such delay has arisen as a result of the supply by BARRIER or the party designated by BARRIER to SANICO of the Bulk, but SANICO shall make all reasonable efforts to avoid any unreasonable delay.

In the absence of written advice by SANICO as described hereabove, the Bulk shall be deemed to be delivered in good and satisfactory condition.

Article 6: Manufacturing Responsibilities

6.1.	All Products Manufactured by SANICO under this Agreement shall be Manufactured strictly in accordance with (i) the Specifications, (ii) cGMP and (iii) all applicable laws, including, without limitation, the requirements of the Food and Drug Administration of the United States.

SANICO will maintain the high standards and precautions customary among leading pharmaceutical manufacturers and shall comply with cGMP.

6.2.	SANICO shall perform in process and final quality control on the Products in compliance with cGMP. BARRIER and SANICO will agree on process and quality control instructions, prior to initiation.

Furthermore, SANICO shall submit to BARRIER a validation protocol for approval and shall validate the Manufacturing process according to the approved validation protocol on three (3) consecutive full scale batches. The validation protocol shall be duly signed off by BARRIER, once Barrier in its sole discretion determines that such protocol is acceptable.

SANICO shall prepare a validation report upon successful execution of the protocol, and shall retain said report upon acceptance by Barrier.

For each batch of Products, SANICO shall retain sample(s). Such sample(s) and records shall be retained by SANICO for times consistent with all applicable laws and regulatory standards at no additional cost to BARRIER and otherwise in accordance with BARRIER’s instructions. Testing to investigate complaints shall be performed as instructed by BARRIER and in accordance with the timing specified in Article 6.4. SANICO shall follow the stability testing program as instructed by BARRIER.

6.3.	Before making a batch of the Products available to BARRIER or the party designated by BARRIER, SANICO shall undertake and will be responsible for the final quality controls on the Products as specified in Article 6.2 here-above.

For the purpose of determining the conformity of the Products to Specifications and cGMP, SANICO shall forward, at SANICO’s costs, to BARRIER for examination, a copy of SANICO’s batch production records accompanied with the English translation of such records. SANICO shall not release any Product to which such batch production records relate until it has received the approval of BARRIER. BARRIER shall use its best efforts to provide approval, or notify SANICO of BARRIER’s non-approval within thirty (30) working days after receiving said batch records.

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The same procedure shall be followed for each additional batch of Products manufactured by SANICO until BARRIER, by written communication, releases SANICO from the necessity of sending said batch records.

It is expressly understood that this Article 6.3 is not intended to relieve SANICO from its responsibility for following cGMP and meeting the established standards.

6.4.	Should a batch of Products or any of the Products fail to conform to the Specification or otherwise fail to meet the established standards of quality or should the Products, manufactured by SANICO, not comply with the established processing and packaging instructions, BARRIER shall inform in writing SANICO of the alleged shortcomings within twenty (20) working days after receiving said batch records. A final report shall be provided to SANICO within thirty (30) working days after receiving said batch records. SANICO shall replace, at its own cost and expense, any non-conforming Product. In addition, with respect to any Bulk required by SANICO in order to replace any non-conforming Product, BARRIER shall provide such Bulk to SANICO and SANICO shall provide to BARRIER a credit against future invoices in the amount of the Replacement Value of such Bulk.

In case a batch of Products or any of the Products fails to meet the above-mentioned established standards of quality due to faults in the instructions or Specifications submitted by BARRIER, BARRIER shall bear all costs at agreed commercial prices related to the reprocessing or replacing, if so requested by BARRIER, of such batch of Products.

6.5.	SANICO shall observe and comply with all applicable laws, ordinances, codes and regulations of government agencies, including but not limited to, federal, state, municipal and local governing bodies having jurisdiction with respect to the conduct of work toward the Manufacture of the Product.

SANICO shall maintain all government permits and licenses, including but not limited to, health, safety and environmental permits, necessary for the conduct of the activities and procedures that BARRIER undertakes pursuant to this Agreement. In no event, shall SANICO be forced to maintain its facility or manufacture the product in a manner which violates the applicable laws and regulations.

6.6.	SANICO warrants that it does not and will not, during the term of this Agreement, or any extension or renewal thereof, manufacture or otherwise handle any beta lactam containing antibiotics or any other products generally recognized as dangerous or toxic in the same plant or facility as that in which Products are Manufactured except with the prior written consent of BARRIER. Should BARRIER give such consent, SANICO agrees to keep such products completely separate from the Materials, Bulk and the Products. SANICO’s failure to strictly comply with the terms of this provision shall entitle BARRIER to cancel this Agreement immediately upon written notice to SANICO.

6.7.

For changes to the Specifications that are required by law or by medical or scientific concerns as to the toxicity, safety and/or efficacy of the Products (collectively, “Required Changes”), the parties shall cooperate in making such changes in a timely

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fashion. For changes to the Specifications that are not Required Changes (collectively, “Discretionary Changes”) the parties must both agree to such Discretionary Changes and shall, to the extent commercially reasonable, cooperate in making such changes, and SANICO agrees that it shall not unreasonably withhold its consent to such Discretionary Changes. All costs associated with Required Changes shall be borne by BARRIER, except for those changes that SANICO will be able to utilize for any other products it is then producing, in which case SANICO shall share the costs of such changes equally. All costs associated with Discretionary Changes shall be borne by the party requesting such change.

6.8.	SANICO shall conduct and document an evaluation annually of the product quality standards in accordance with cGMP (21CFR211.180(e)) as of the Effective Date.

Article 7: Warehousing

7.1.	SANICO shall provide adequate and safe storage (i) for all Bulk, Materials and samples as shall be reasonably required at any given time for the Manufacturing operations hereunder and (ii) for all Products pending delivery to BARRIER or a party designated by BARRIER.

7.2.	SANICO shall store the Bulk, Materials and Products in facilities adapted to the Bulk, Materials and Products and in compliance with applicable legal requirements and cGMP. The location of SANICO’s warehouse in which the Bulk, Materials and Products are stored, must at all times be known to and previously approved by BARRIER.

7.3.	While in its possession, SANICO shall keep all Bulk, Materials and Products owned by BARRIER insured, at SANICO’s expense, for their Replacement Value against any loss or damage, including but not limited damages and losses attributable to fire, theft, etc. SANICO is not liable for loss or damages during transport. SANICO shall provide BARRIER with a copy of the certificate of insurance evidencing such insurance coverage upon BARRIER’s reasonable request. Liability during transport rests solely upon BARRIER.

BARRIER will provide SANICO with the necessary figures to allow SANICO to obtain adequate insurance cover for the Bulk.

Article 8: Labeling and Packaging

SANICO shall label and package the Products in accordance with the instructions transmitted by BARRIER to SANICO. SANICO shall not make use of such labels, packages and Trademarks for other products.

Article 9: Quality Assurance

During the term of this Agreement, SANICO’s factory and premises, processing, packaging and storage operations, may during reasonable business hours be inspected by BARRIER or by a person appointed by BARRIER. During such inspection, the appointed person is entitled to take samples from current production batches of the Products and submit these to BARRIER for control.

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Should, in the opinion of BARRIER, SANICO’s premises, and/or the batches submitted to Barrier’s control in the previous paragraph, not comply with Specifications or BARRIER’s standards of quality, BARRIER shall have the right to terminate this Agreement, without incurring any liability, provided that SANICO would have failed within thirty (30) days after having been notified of such situation, to agree with BARRIER to a plan and the timing to remedy corrective action and/or if it would appear at the occasion of a subsequent inspection, the premises of SANICO would still not comply with the BARRIER standards of quality. The corrective action plan to be agreed upon shall stipulate that all corrective action be performed within ninety (90) days of such notice, except for such corrective action which could not reasonably be completed within such ninety (90) day time period for which the corrective action plan shall provide a time frame for completion. This paragraph is not intended to restrict immediate corrective action by SANICO where possible.

Article 10: Program of Manufacturing and delivery of Products

10.1.	SANICO agrees to Manufacture such quantities of the Product as are specified in written orders submitted from time to time to SANICO by BARRIER or a party designated by BARRIER.

On or prior to the tenth (10th) calendar day of each month, BARRIER shall provide to SANICO a commercially reasonable rolling non-binding forecast of Products for the twelve months following the month in which such forecast is submitted, provided that the first three (3) months of each forecast shall constitute a binding firm order. It is agreed to and understood that any forecasts for amounts of Product that could be Manufactured with the amount of Bulk being supplied to Barrier by Abbott GmbH & Co. KG (or its affiliate) during such twelve month period, shall be deemed “commercially reasonable”.

Within fourteen (14) days from receipt of BARRIER’s orders, SANICO shall confirm its acceptance hereof, in writing, indicating at the same time the approximate production week and the confirmed delivery date, such delivery date in no case being later than eight (8) weeks following the order placed by BARRIER; provided that SANICO will accept all firm orders that are “commercially reasonable.”

Both Parties understand that a timely production and delivery schedule of the Products (including samples) is essential. In this respect SANICO undertakes that it shall use its best efforts to prevent any delay in the agreed upon production and delivery schedule, unless prevented by force majeure.

10.2.	The Products shall be delivered on the basis EX WORKS SANICO Turnhout (Incoterms 2000).

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Article 11: Manufacturing Price

11.1.	In consideration of the Manufacturing activities undertaken by SANICO, SANICO will be paid a toll manufacturing fee per unit.

11.2.	The toll-manufacturing fee to be paid by BARRIER to SANICO will be as set forth on Schedule B attached hereto.

SANICO shall have the right to increase the toll-manufacturing fee upon each increase of minimum *** of the production costs. Parties agree that changes can only be caused by a change of the relevant market price(s) of the Materials or changes in volumes, labour costs, energy costs and overheads, duties or currency rates. Fee increases have to be documented and demonstrated by SANICO. SANICO shall share with BARRIER its information about the price development of any such components and at the request of BARRIER substantiate any such price development.

The thus adjusted fee shall apply to all orders for Product placed thereafter. For convenience, no more than one adjustment of the toll-manufacturing fee per year shall be made and on at least three (3) months written notice from SANICO to BARRIER.

11.3.	BARRIER shall pay SANICO by bank transfer in Euros within thirty (30) days from date of the invoice. Invoices will be sent at the time of shipment of Product, but no later than thirty (30) days after the date of forwarding of the copy of SANICO’s batch production records to BARRIER for examination as provided in article 6.3. Invoices will be sent no more frequently than monthly.

11.4.	In addition to the Manufacturing activities to be performed hereunder, the parties also agree that SANICO shall perform the activities described on Schedule C attached hereto and BARRIER shall pay SANICO the amounts set forth on Schedule C with respect to such activities.

Article 12: Losses of Bulk

SANICO warrants that a minimum yield will be achieved using the Bulk supplied by BARRIER. Yield is defined as the relation between the Bulk content of the Products manufactured over a certain time span (calculated at nominal concentration and, if applicable, nominal fill), and the actual quantity of Bulk used to manufacture such quantity of Products. At the end of each calendar year, the actual yield achieved by SANICO will be compared to the minimum yield agreed upon. SANICO will prepare for BARRIER an explanation, by work order number, of all variances. If SANICO has used more Bulk than required to achieve the minimum yields, SANICO will reimburse BARRIER for the excess quantity of Bulk used. Parties agree that for specific manufacturing orders BARRIER may provide SANICO with instructions that result in a yield which is lower than the agreed upon minimum yield. SANICO will not have to reimburse BARRIER for Bulk lost when manufacturing Product in accordance with these specific manufacturing orders.

In the event that SANICO is required to reimburse BARRIER for Bulk under this provision, the amount of the reimbursement to BARRIER will be BARRIER’s Replacement Value for the Bulk consigned by BARRIER to SANICO.

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The initial minimum yield will be defined after the manufacturing of three commercial batches, not counting the validation batches. The parties hereto will afterwards periodically review the minimum yields on a yearly basis.

Article 13: Licenses from Competent Authorities

13.1.	Except as provided under Article 13.2 hereafter, SANICO will be responsible for securing, at its own account, all the licenses necessary for SANICO to Manufacture the Product hereunder, including without limitation, those required to permit Barrier to sell such Product in the United States and Canada.

BARRIER acknowledges that SANICO, as of the Effective Date, does not have the licenses necessary for the manufacturing of products that are destined for the territory of the United States or Canada. SANICO shall use its best efforts to obtain such licenses. In furtherance thereof, in the third quarter of 2008, SANICO shall permit BARRIER to perform a mock pre-approval inspection (the “Initial Inspection”) with an independent auditor chosen in mutual agreement by both Parties (the “Independent Auditor”). Barrier shall have the right to have a representative of Barrier accompany the Independent Auditor during any inspection performed by the Independent Auditor. If, in the opinion of the Independent Auditor, SANICO would not be able obtain the necessary licenses assuming the pre-approval inspection by the FDA were performed at the time of the Initial Inspection (referred to herein as a “failure to pass”), then the parties shall discuss in good faith and agree upon a plan for correcting any deficiencies cited by the Independent Auditor prior to November 1, 2008. Since the pre-approval inspection by the FDA is assumed to be performed in the first quarter of 2009, it is agreed upon that the FDA readiness of SANICO will be assessed taking into account all of the then present plans and time schedules for changes and improvements to be completed prior to January 1, 2009. If SANICO fails to pass the Initial Inspection, then on or about November , 2008, the Independent Auditor may perform a second mock pre-approval inspection (the “Second Inspection”). The fees and costs of the Independent Auditor shall be borne by BARRIER.

If SANICO fails to pass the Second Inspection, then BARRIER may, at its option, terminate this Agreement as to those provisions of this Agreement that relate to those Products that are destined for the territory of the United States or Canada, in which case, this Agreement shall be deemed amended to the minimum extent. In addition if BARRIER determines to transfer Manufacturing to a licensed third party, then SANICO shall use its best efforts to assist BARRIER in transferring the Manufacturing and all Know-How to a licensed third party of BARRIER’s choosing. Notwithstanding the foregoing, if SANICO’s failure to pass the Second Inspection is due to force majeure or directly as a result of failure to comply with laws, rules or regulations that don’t exist as of the Effective Date, then the Parties shall discuss in good faith (i) a plan to comply with such newly enacted laws, rules or regulation, (ii) a reasonable extension of the time period for such compliance and (iii) a fair and equitable allocation of the costs of such compliance.

13.2.	BARRIER or a party designated by BARRIER will be responsible for obtaining, at its own costs, the marketing authorization for the Product with the applicable regulatory authorities as required by the applicable laws.

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13.3.	SANICO and BARRRIER shall cooperate, to the extent either party possesses relevant information, in obtaining all relevant permits, licenses, registrations, certificates, approvals and other forms of authorizations.

13.4.	The parties hereto acknowledge that in order to obtain the marketing authorization for the Product, the regulatory authorities of certain countries may request a separate agreement between the manufacturer of the Product and the holder of the marketing authorization of the Product for the purpose of assuring regulatory compliance in general and compliance with the Good Manufacturing Practices and Good Distribution Practices in particular. In furtherance thereof, the parties shall, execute a mutually agreeable quality agreement (a “Quality Agreement”) as soon as practicable following the Effective Date, but in all events no later than ninety (90) days following the Effective Date.

SANICO agrees to enter into such other agreements with BARRIER or a party designated by BARRIER substantially in the form of the Quality Agreement. In common agreement, this model can be adapted, by mutual agreement in writing, in order to comply with the local regulatory requirements.

It is hereby understood that such agreements shall under no condition change the rights and obligations of the Parties, as contained in this Agreement, and the terms and provisions of this Agreement shall always prevail over such agreements.

Article 14: Records and reports

14.1.	If requested by BARRIER, SANICO shall render periodical reports to BARRIER, but no more frequently than monthly, in such forms as BARRIER shall specify, accounting for the disposition of all Bulk and Materials, including the numbers of Products manufactured and still on hand and the amounts of Bulk and Materials still on hand.

In support of the foregoing, SANICO shall maintain separate records showing opening and closing inventories of all Bulk and Materials relating to the Products, all semi-finished and finished Products.

14.2.	During the term of this Agreement, representatives of BARRIER will have the right to inspect and to have access during reasonable business hours, to such records separately kept by SANICO as are necessary to verify the accuracy of the reports made by SANICO. Such representatives may take photographic and other excerpts from such records.

Article 15: Confidentiality

15.1.	It is expressly agreed that all disclosures, explanations and Know-How imparted to SANICO under this Agreement are submitted for SANICO’s use only in complying with its obligations under this Agreement and in strict confidence, and shall be returned to BARRIER when SANICO’s Manufacturing responsibilities are discontinued.

Such Know-How shall be disclosed to SANICO’s personnel only on a strict need-to-know basis after being informed of the confidential nature of such Know-How and SANICO shall be responsible for any failure of such personnel to comply with the confidentiality obligations contained herein.

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SANICO shall not disclose any Know-How or the subject matter thereof to any Third Party without prior written consent of BARRIER, except and to the extent that SANICO can show that such Know-How:

(a)	was known to SANICO prior to disclosure hereunder; or

(b)	was in the public domain or the subject of public knowledge at the time of disclosure hereunder by BARRIER; or

(c)	becomes part of the public domain or the subject of public knowledge through no act or default of SANICO; or

(d)	becomes available to SANICO from a Third Party otherwise than in a breach of a legal obligation of confidentiality to BARRIER in respect thereof.

The obligation of secrecy contained in this Article shall survive the termination of this Agreement.

15.2.	Know-How, information or data of whatever nature disclosed by BARRIER to SANICO shall be used solely for the purpose of enabling SANICO to Manufacture and package the Product and to deliver the ordered quantities of Product to BARRIER.

Article 16: Trademarks, Trade Names and Label and Package Design

Except insofar as necessary to Manufacture Product pursuant to this Agreement, SANICO acknowledges that it neither has nor shall secure by this Agreement or by its acts during the continuance of this Agreement any right or license in or to any Trademarks, symbols and trade names, whether or not registered, or to any labeling or packaging designs, used by BARRIER or its Affiliates or sublicensees in connection with any Product.

Title to all such Trademarks, symbols and trade names, and the right to use such designs, shall at all times remain vested in BARRIER or its Affiliates or sublicensees. Following any expiration or termination of this Agreement, SANICO shall not use any of such trademarks, symbols, trade names or designs in any way.

Article 17: Intellectual Property Rights

BARRIER represents that to the best of its current knowledge the Manufacture of the Products under Trademark does not infringe the intellectual property rights of any Third Party. In the event of a suit or claim by such Third Party, SANICO shall promptly inform BARRIER of such claim or suit.

BARRIER agrees to hold SANICO harmless from claims made by any such Third Party against SANICO and shall indemnify all direct damages accorded by a final, unappealable court decision or through a final settlement and any out-of-pocket expenses incurred by SANICO with regard to such claims, thereby excluding any other claims on the part of SANICO, such as but not limited to lost profits or any other similar compensation, and

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provided that the alleged infringement is not due to SANICO’s breach of any warranty made under this Agreement or its failure to comply with BARRIER’s instructions regarding such suit or claim.

The above-mentioned indemnity obligation shall extend to damages materialised after the termination of this Agreement but during the normal shelf life of the Products in question manufactured by SANICO during the term of this Agreement.

Article 18: Liability for Materials and Products

18.1.	Liability, especially Product Liability, shall be allocated among the parties according to Belgian law.

18.2.	SANICO shall defend, indemnify and hold BARRIER harmless from and against all Third Party claims and will indemnify BARRIER for all direct damages, costs and expenses related thereto, arising out of or resulting from the defectiveness of the Products due to any action attributable to SANICO’s failure to comply with its obligations under this Agreement or breach of any warranty made hereunder.

The above-mentioned indemnity obligation shall extend to damages materialised after the termination of this Agreement but during the normal shelf life of the Products in question manufactured by SANICO during the term of this Agreement. SANICO’s maximum liability for indemnification shall be limited to a maximum of 1 million Euro per claim per year or such higher amount as permitted by SANICO’s then existing insurance coverage.

SANICO’s insurer will not use his rights of recourse.

18.3.	BARRIER shall defend, indemnify and hold SANICO, harmless from and against all Third Party claims and will indemnify SANICO for all direct damages, costs and expenses related thereto, arising out of or resulting from the Products or their marketing, sale, clinical testing, clinical use or other use (or misuse), including any defect, failure to warn or other products liability claims, except to the extent SANICO is required to indemnify BARRIER under Article 18.2 of this Agreement. BARRIER’s insurer will not use his rights of recourse.

The above-mentioned indemnity obligation shall extend to damages materialised after the termination of this Agreement but during the normal shelf life of the Products in question manufactured by SANICO during the term of this Agreement.

18.4.	In no event shall either Party be liable towards the other Party for any indemnification other than as respectively provided under Article 18.2 and 18.3 or for any consequential, special, indirect or punitive damages whatsoever, including but not limited to financial loss or lost profits, except to the extent such damages were caused by gross negligence or willful misconduct of the other Party.

18.5.	Both Parties shall maintain insurance coverage consistent with the normal business practices and adequate to cover the risks as specified under the aforementioned provisions of Article 18 and shall, upon request of the other Party, provide each other with certificates of insurance attesting to the existence of such insurance. However, it is understood and agreed that the furnishing of such insurance cover will not relieve either Party of its other obligations under this Agreement.

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Article 19: Term

19.1.	Unless sooner terminated as hereinafter provided, this Agreement shall continue in full force and effect for a period of three (3) years following the date of invoice for the first commercial batch and shall thereafter automatically be renewed for successive periods of two (2) year each, provided this Agreement has not been terminated by either Party eighteen (18) months prior to the expiration of said three (3) year period or said successive two (2) year period, whichever is applicable. For purposes of determining the term pursuant to this Section 19.1, validation batches shall not be considered the “first commercial batch.”

19.2.	Termination of this Agreement pursuant to Article 19.1 shall not entitle either Party to claim or seek indemnification, or any other form of damage or otherwise, make any claim against the terminating Party by reason or at the occasion of such termination. Neither Party will in any way be entitled at any time to any sum or right whatsoever from a Party terminating under Article 19.1 other than those which might be payable to it if and when clearly and expressly provided for under the Agreement.

Article 20: Termination

20.1.	Either Party may, at its option and by written notice, terminate this Agreement and all rights hereunder of the other Party shall ipso facto cease:

a)	should the other Party default at any time in making any payment (other than payments that are the subject of a good faith dispute, so long as such party pays the amount not in dispute) or making any report required under this Agreement, or should make any false report or commit any breach of any covenant or agreement herein contained, and should fail to remedy such default, correct such report, or remedy such breach, within thirty (30) days after receipt of written notice thereof by the first Party; or

b)	should a dissolution of the other Party occur, should the other Party pretend or attempt a transfer or assignment of this Agreement, should either Party become insolvent; should the other Party make a voluntary or involuntary general assignment of its assets for the benefit of creditors; should any petition in bankruptcy be filed by or against the other Party; should receiver or trustee be appointed for all or any part of the other Party’s property.

Waiver by either Party of any single default or breach or succession or defaults or breaches by the other Party shall not deprive the waiving Party of any right to terminate this Agreement arising out of any subsequent default or breach.

20.2.

Either Party may, at its option and by written notice, terminate this Agreement if the U.S. FDA does not approve a new drug application for the Product on or before the fifth (5th) anniversary of the Effective Date; provided that SANICO shall not have such right if the failure to obtain such approval by such date is in whole or in part attributable to SANICO’s failure to pass an FDA inspection.

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Article 21: Effects of Termination

21.1.	Upon termination of the present Agreement for any reason, SANICO shall:

a)	immediately cease and refrain from Manufacturing the Products;

b)	immediately cease, upon termination and thereafter, the use of any Know-How imparted to SANICO and SANICO shall not disclose to others said Know-How;

c)	immediately return to BARRIER all Know-How placed at its disposition;

d)	immediately render adequate and final accounts to BARRIER with respect to any transaction under the present Agreement to which it has not yet rendered an accounting to BARRIER. Payment of such invoice is subject to the provision of Article 11.3.

21.2.	All Bulk and/or Materials supplied by BARRIER to SANICO shall upon termination or expiration of this Agreement be returned to BARRIER or its designee. Furthermore, BARRIER or a party designated by BARRIER may at its option (i) require SANICO to complete any Manufacture of the Products and the completion of that Manufacture shall remain subject to the conditions of this Agreement or (ii) purchase SANICO’s stock of Product at cost price (plus 10% markup for handling fee) and SANICO’s stock of Materials at the in-warehouse cost price (plus 10% markup for handling fee) provided that Product and Materials are of good saleable quality.

21.3.

If Barrier or its licensee or assignee does not commence commercializing the Product prior to the fifth (5th) anniversary of the Effective Date (other than due to SANICO’s failure to pass an FDA inspection), then within sixty (60) days following such anniversary, BARRIER will pay to SANICO an amount equal to *** Euros to cover for the FDA-costs incurred by SANICO due to present Agreement.

Article 22: Force Majeure

Neither Party hereto shall be liable to the other Party for failure or delay in meeting any obligation hereunder due to unexpected circumstances beyond such Party’s reasonable control, such as but not limited to, strikes, lockouts, acts of God, riots, war, fire, flood, embargoes, failure of power, acts of government or of any agency, provided that the Party affected shall immediately inform the other Party about the cause of such delay. The Party so affected shall use its best efforts to eliminate, cure and overcome any such causes and resume performance of its covenants with all possible speed.

Article 23: Miscellaneous

No damages shall be owned by either Party to the other by reason of this Agreement or any part of it being held invalid or void at any future time by acts of legislation.

Neither Party shall assign or otherwise dispose of the whole or any part of its rights under this Agreement without the prior written consent of the other Party, provided that BARRIER may, without the prior written consent of SANICO, assign this Agreement to any party that (a)

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acquires all or substantially all or the stock or assets of Barrier or (b) acquires, whether by license, divestiture or otherwise, all or substantially all of Barrier’s assets which are the subject matter of this Agreement.

Neither Party nor its employees or representatives are under any circumstances to be considered as employees or agents or representatives of the other Party. They have no authority or power to bind the other Party or contract in the other party’s name.

Save as required by law no announcement or circular in connection with the subject matter of this Agreement shall be made by or on behalf of SANICO or BARRIER without the prior approval of the other Party, such approval not to be unreasonably withheld or delayed.

Article 24: Entire Agreement

The present Agreement cancels and supersedes all agreements of any kind related to the subject matter of this Agreement between SANICO and BARRIER entered into prior to the Effective Date of this Agreement.

Article 25: Notices

Any notice required under this Agreement shall be made in writing either by registered mail, an internationally recognized overnight courier, telex or facsimile to SANICO and to BARRIER at their respective addresses first above written or as subsequently changed by notice duly given. Notwithstanding the above all correspondence with regard to the Termination of this Agreement shall be by registered mail or by an internationally recognized overnight courier. Notices by registered mail are deemed to be given after three (3) days of mailing. Notices by internationally recognized overnight courier are deemed to be given one business day following deposit with such courier. Notices by telex or facsimile shall be deemed to be given on the date on which such notice has been given.

Article 26: Applicable law

This Agreement shall be governed by and construed in accordance with the substantive laws of Belgium. The Parties hereto shall attempt to settle any dispute arising out of or relating to this Agreement in an amicable way. In the event that such attempts should fail, then the Parties hereto agree to submit such dispute to the exclusive jurisdiction of the Courts of Turnhout, Belgium, and agree it shall be subject to Belgian law with the exclusion of its conflict of law rules to the extent that these would refer to foreign law.

Article 27: Headings

The section headings in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, SANICO and BARRIER have caused this instrument to be executed in duplicate by their respective duly authorized officers.

ATTEST:	BARRIER THERAPEUTICS, INC.

/s/ Al Altomari
By	By Al Altomari
(title)	Chief Operating Officer

ATTEST:	SANICO NV

/s/ Marcel Fleerackers
By Marcel FLEERACKERS
CEO

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Schedule A

Pursuant to the Definitions of Article 1 of the Third Party Manufacturing Agreement, the following dosage forms containing Bulk as active ingredient, under Trademark and under BARRIER label, will be considered as Product under the terms of the above-mentioned Agreement:

Bulk	Trademark	Presentation
Itraconazole / HPMC Meltextrudate (***)	Hyphanox	White to slightly grey oblong biconvex tablets with inscription “BARRIER” on one side and “It 200” on the other side

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Schedule B

SANICO will charge Barrier Therapeutics for commercial packs of 30 tablets as follows:

PE bottle with pressure seal	€ ***
Glass bottle with alu induction seal	€ ***
Trilayer 3 blisters*	€ ***
Pentalayer 3 blisters*	€ ***
Alu/alu 3 blisters*	€ ***
Bulk coated tablets (not blisters or in 30 bottle count	€ ***

*	3 blister packets with each packet containing 10 individually blistered tablets

Each commercial bottle pack with seal, individual box, label, insert, drying agent and tampon.

Each commercial blister pack with individual box and insert.

One presentation per batch.

Production campaigns of two batches at least or as otherwise mutually agreed.

Prices valid until December 31, 2007 and subject to increase according to article 11.2

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Schedule C

The following document summarizes the offer of SANICO and Barrier’s acceptance of the offer of SANICO with relation to the development, registration batch production, validation, commercial production and stability studies of itraconazole 200mg film-coated tablets.

Technology Transfer

Technology transfer will be the responsibility of SANICO and includes the following activities:

1.	Environmental, health and safety assessment

2.	Analytical methods, including cleaning method, transfer protocol review, approval and execution, report review and approval.

3.	Development of documentation for SANICO’s systems such as quality standards, test methods and bill of materials

4.	Development of packaging configuration for blisters and bottles

5.	Development of batch records for all stability batches

6.	Cleaning validation assessment for all the equipment involved with itraconazole.

7.	Cleaning validation for all the equipment involved with itraconazole.

8.	Regulatory support for all marketing applications, if required.

9.	Project management of all phases of project through commercial launch.

10.	Development of stability and validation batch protocols/reports.

11.	Manufacturing of feasibility batches.

12.	Manufacturing and packaging of stability batches.

13.	Technical support during manufacturing of batches.

Validation Batches

SANICO will manufacture, fully package and document three (3) consecutive full-scale validation batches. SANICO will supply all Materials and Barrier Therapeutics will provide the necessary Bulk.

Barrier will pay SANICO the agreed commercial price for these batches plus an additional single charge of €*** upon delivery of an acceptable final report.

SANICO will conduct stability studies on these three validation batches for a cost of €*** per lot due at the initiation of stability, assuming 7 tests/ 11 pulls/1 dosage/1 package configurations per lot. Stability conditions will be: 25 + 2 degrees C/60 + 5% relative humidity

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Commercial Stability

Each year SANICO will place one lot of each package type of itraconazole film-coated tablets on long-term stability in accordance with FDA and ICH guidelines (25 + 2 degrees C/60 + 5% relative humidity – 7 tests/5 pulls/1 dosage/2 package configurations). Barrier Therapeutics will pay SANICO €*** per lot at the initiation of stability.

Should any registration batch, validation batch or commercial stability batch manufactured by SANICO pursuant to this Schedule C (each a “Batch”) fail to conform to the Specification or otherwise fail to meet the established standards of quality or should a Batch, manufactured by SANICO, not comply with the established processing and packaging instructions, SANICO shall replace, at its own cost and expense, any such non-conforming Batch. In addition, with respect to any Bulk required by SANICO in order to replace any non-conforming Batch, BARRIER shall provide such Bulk to SANICO and SANICO shall provide to BARRIER a credit against future invoices in the amount of the Replacement Value of such Bulk.

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